Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-239731) of MMTEC, Inc. of our report dated April 23, 2021 with respect to the audited consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity (deficit), and cash flows for each of the three years ended December 31, 2020, which appears in this Form 20-F.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 23, 2021